As filed with the Securities and Exchange Commission
                         on June19, 1997

                                    Registration No. 333-26909
==============================================================


                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                            ----------

                 Post-Effective Amendment No. 1
                             to the
                             Form S-8
                      Registration Statement

                              Under
                    The Securities Act of 1933


                      Excel Industries, Inc.
      (Exact name of Registrant as specified in its charter)



                      Indiana                 35-1551685
             (State of Incorporation)       (IRS Employer
                                         Identification No.)

                 1120 N. Main Street
                 Elkhart, Indiana              46514
     (Address of Principal Executive Offices)           (Zip Code)



                      Excel Industries, Inc.
                  1997 Long-Term Incentive Plan
                     (Full title of the plan)



                    James O. Futterknecht, Jr.
        Chairman of the Board and Chief Executive Officer
                      Excel Industries, Inc.
                       1120 N. Main Street
                          P.O. Box 3118
                   Elkhart, Indiana 46515-3118
             (Name and address of agent for service)

                          (219) 264-2131
  (Telephone number, including area code, of agent for service)


                            Copies to:

                      Philip L. McCool, Esq.
                       Sommer & Barnard, PC
                       4000 Bank One Tower
Indianapolis, Indiana         46204

                          (317) 630-4000


=================================================================


                             Part II
        Information Required in the Registration Statement

Item 3.   Incorporation of Documents by Reference.

     The documents listed below, and all documents filed by registrant pursuant to Sections 13(a), 13(c) 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of this Registration Statement:

     (a) The Registrant's Annual Report on Form 10-K for the year ended December 28, 1996, filed with the Commission on March 25, 1997; and

     (b)  The Registrant's Registration Statement on Form 8-A
          Registration No. 1-8486 filed with the Commission on January 9, 1996, and Amendment No.1 on Form 8-A filed
          January 22, 1996.

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interest of Named Experts and Counsel.

     The validity of the issuance of the Common Shares registered hereby will be passed upon for the Registrant by Sommer &
Barnard, PC, Indianapolis, Indiana, counsel for the Registrant. James K. Sommer, a director of the Registrant is a member of Sommer & Barnard. Mr. Sommer owns 4,501 Common Shares of the Registrant. Mr. Sommer also holds options to acquire 3,000 Common Shares of the Registrant.

Item 6.   Indemnification of Directors and Officers.

     Chapter 37 of the Indiana Business Corporation law, as amended (the "Act") grants to each Indiana corporation broad powers to indemnify directors, officers, employees or agents against expenses incurred in certain proceedings if the conduct in question was found to be in good faith and was reasonably believed to be in the corporation's best interest. This statute provides, however, that this indemnification should not be deemed exclusive of any other indemnification rights provided by the articles of incorporation, by-laws, resolution or other authorization adopted by a majority vote of the voting shares then issued and outstanding. Section
7.02 of the Code of By-Laws of the Registrant read as follows:

     Clause 7.021. Definitions. Terms defined in Chapter 37 of the Indiana Business Corporation Law (Ind. Code Section 23-1-37, et seq.) which are used in this Article 7 shall have the same definitions for purposes of this Article 7 as they have in such chapter of the Indiana Business Corporation Law.

     Clause 7.022. Indemnification of Directors and Officers. The Corporation shall indemnify any individual who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust employee benefit plan or other enterprise whether or not for profit, against liability and expenses, including attorneys fees, incurred by him in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, in which he is made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his status as such, except (i) in the case of any action, suit, or proceeding terminated by judgment, order, or conviction, in relation to matters as to which he is adjudged to have breached or failed to perform the duties of his office and the breach or failure to perform constituted willful misconduct or recklessness; and (ii) in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all directors not involved in the matter in controversy (whether or not a quorum) that the person breached or failed to perform the duties of his office and the breach or failure to perform constituted willful misconduct or recklessness. The Corporation may pay for or reimburse reasonable expenses incurred by a director or officer in defending any action, suit, or proceeding in advance of the final disposition thereof upon receipt of (i) a written affirmation of the director's or officer's good faith belief that such director or officer has met the standard conduct prescribed by Indiana law; and (ii) an undertaking of the director or officer to repay the amount paid by the Corporation if it is ultimately determined that the director or officer is not entitled to indemnification by the Corporation.

     Clause 7.023. Other Employees or Agents of the Corporation. The Corporation may, in the discretion of the Board of Directors, fully or partially provide the same rights of indemnification and reimbursement as hereinabove provided for directors and officers of the Corporation to other individuals who are or were employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise whether or not for profit.

     Clause 7.024. Non-exclusive Provision. The indemnification authorized under Section 7.02 above is in addition to all rights to indemnification granted by Chapter 37 of the Indiana Business Corporation Law (Ind. Code Section 23-1-37, et. seq.) and in no way limits the indemnification provisions of such Chapter.

Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

            Exhibit
            Number                       Description
              4*    Excel Industries, Inc. 1997 Long-Term
                    Incentive Plan

               5    Opinion re: Legality Opinion

             23.1*  Consent of Independent Accountants

             23.2   Consent of Sommer & Barnard, PC (included in
                    Exhibit 5)

              24*   Power of Attorney (Included at page II-4)
________________________

      *Previously filed


Item 9.   Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by section
          10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Section 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
     (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

          (5) For the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions described in Item 15, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the Undersigned, thereunto duly authorized, in the city of Elkhart, State of Indiana, on the 19th day of June, 1997.

                              Excel Industries, Inc.




                              By:  /s/ Joseph A. Robinson
                                   _____________________________
                                   Joseph A. Robinson
                                   Senior Vice President, Secretary,
                                   Chief Financial Officer and Director



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                            Title                  Date
       -------------                      ------------             --------

/s/ James O. Futterknecht, Jr.*    Chief Executive Officer,
-------------------------------    Chief Operating Officer and
James O. Futterknecht, Jr.         Chairman of the Board
                                   Principal Executive Officer


/s/ Joseph A. Robinson             Senior Vice-President,          6/19/97
-------------------------------    Secretary, Chief Financial
Joseph A. Robinson                 Officer and Director
                                   Principal Financial Officer

/s/ Ike K. Eikelberner
-------------------------------    Vice-President and Corporate    6/19/97
Ike K. Eikelberner                 Controller
                                   Principal Accounting Officer


/s/ James O. Futterknecht, Jr.*    Director
-------------------------------
James O. Futterknecht, Jr.


/s/ John G. Keane*                 Director
-------------------------------
John G. Keane


/s/ James K. Sommer*               Director
-------------------------------
James K. Sommer


/s/ Ralph R. Whitney, Jr.*         Director
-------------------------------
Ralph R. Whitney, Jr.


-------------------------------    Director
Richard A. Place


* By:  ___________________________________
     Joseph A. Robinson as Attorney-in-Fact.


                          INDEX TO EXHIBITS FILED
         TO POST-EFFECTIVE AMENDMENT NO. 1 REGISTRATION STATEMENT
                   ON FORM S-8 OF EXCEL INDUSTRIES, INC.


                                                                 Sequentially
     Exhibit                                                      Numbered
       No.                  Description                             Page
     -------               -------------                         -----------
        5      Opinion re: Legality

     23.2      Consent of Sommer & Barnard
               (included in Exhibit 5)